SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) dated as of August 27, 2007 between Foamex International Inc., a Delaware corporation, and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively, the “Company”), and Gregory J. Christian (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement, dated February 12, 2007 (the “Employment Agreement”), pursuant to which the Executive is currently employed as the President of Foamex International Inc. and Foamex L.P.; and

WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company shall terminate, and the Executive shall resign from his positions as the President of Foamex International Inc. and Foamex L.P. effective as of September 1, 2007 (the “Effective Date”); and

WHEREAS, the Company desires to provide the Executive with certain benefits upon the Executive’s termination of employment with the Company, in exchange for the Executive’s agreement to comply with certain restrictive covenants in favor of the Company and to execute a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors and assigns on the terms and subject to the conditions more fully set forth in this Agreement; and

WHEREAS, the Company desires to retain the Executive to provide consulting services after the Effective Date and the Executive desires to provide such services, on the terms and subject to the conditions more fully set forth in this Agreement.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

I.	Entire Agreement

Except as otherwise stated in this Agreement, this Agreement is the entire agreement between the Company and the Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and the Executive relating to the termination of the Executive’s employment with the Company and the Executive’s provision of consulting services to the Company, and, as of the Effective Date, supersedes and extinguishes any other agreement relating to the terms and conditions applicable to the termination of the Executive’s employment, and the Executive’s provision of consulting services to the Company, whether written, oral, express or implied, between the Company and the Executive, including, without limitation, such provisions included in the Employment Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and the Executive specifically referencing the provision being so changed or modified.

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II.	Termination of Employment; Resignation from Positions; Consulting Services

The Executive’s employment by the Company and any and all titles, positions and appointments the Executive holds with the Company, whether as an officer, director or employee (including, without limitation, as the President and as a member of the Board of Directors of Foamex International Inc. (the “Board”)), shall cease as of the Effective Date. Effective as of the Effective Date, the Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company, commit any member of the Company in any manner or otherwise act in an executive or other decision-making capacity with respect to the Company. For the period commencing on the Effective Date and ending on September 1, 2009, the Executive shall make himself available to provide consulting services pursuant to the terms of Section IV of this Agreement.

III.	Payments and Benefits

In consideration for the Executive’s entering into this Agreement, specifically including the restrictive covenants contained in Section V of this Agreement and the Executive’s execution on or following the Effective Date of a release of claims in the form attached to this Agreement as Exhibit A (the “Release”), the Executive shall be entitled to receive the payments and benefits described in Section III of this Agreement, subject to the Executive’s executing the Release and not revoking the Release before expiration of the seven-day revocation period described therein.

A.        a cash amount equal to $1,600,000, payable in fifty two (52) equal installments following the Effective Date in accordance with the Company’s regular payroll practices in effect as of the date of this Agreement, with the first installment payable on the first regularly scheduled payroll date occurring after the expiration of the seven-day revocation period described in the Release (which amount shall be deemed in full satisfaction of the Company’s obligations under Section 5.5(b)(i) of the Employment Agreement).

B.        a cash amount, equal to $200,000, reflecting a pro-rata target annual bonus for 2007 based on the number of days during 2007 that precede the Effective Date, payable in a cash lump sum at such time as annual bonuses are generally paid to other senior executives of the Company under the Company’s bonus plan (which amount shall be deemed in full satisfaction of the Company’s obligations under Section 5.5(b)(ii) of the Employment Agreement); provided that, in no event shall this cash amount be paid to the Executive prior to March 2, 2008.

C.        continued participation, through September 1, 2009, for the Executive and his eligible dependents in the Company’s medical and dental plans in which the Executive participated immediately prior to the Effective Date on a basis no less favorable to the Executive than the basis generally provided to other similarly-situated senior executives of the Company at the same cost the Executive was paying as an employee. The Executive agrees to provide appropriate documentation for any expenses incurred with respect to the Executive’s continued participation in the Company’s medical and dental plans described in the preceding sentence, and the Company agrees to reimburse such expenses no later than the last day of the taxable year following the taxable year during which such expenses were incurred. After September 1, 2009, the Executive shall be eligible to elect medical and/or dental continuation coverage under the

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provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent such coverage is available to him under COBRA.

D.        as soon as reasonably practicable following the Effective Date, or such earlier date as may be required by applicable state statute or regulation, (i) any annual base salary or other compensation earned but not paid to the Executive prior to the Effective Date, (ii) any payments, benefits or entitlements that are vested, fully and unconditionally earned or due pursuant to Section 3.1 or Section 6.3 of the Employment Agreement or any Company plan, policy, program or arrangement or other agreement, (iii) payment for nine (9) unused vacation days for fiscal year 2007, with such payment being made on the first regularly scheduled payroll date occurring following the Effective Date and (iv) any business expenses that remain unreimbursed as of the Effective Date. The amounts described in clauses (i) through (iv) of the preceding sentence are referred to herein as the “Accrued/Other Obligations”. All payments due under Section IIID(ii) shall be paid in accordance with the applicable plan, policy, program or other agreement.

E.	No Duplication of Benefits

For the avoidance of doubt, the Accrued/Other Obligations described in Section IIID are not intended to result in any duplication of any payments or benefits described in the Employment Agreement or this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company determined on a payment-by- payment and benefit-by-benefit basis.

F.	Equity Awards

The Company and the Executive agree that (i) the portion of the Executive’s options to purchase common stock of the Company (“Common Stock”) granted in 2007 (“2007 Options”) that would have vested during the one-year period following the Effective Date, shall vest as of the Effective Date, and such 2007 Options that are vested stock options (after giving effect to the vesting described in this sentence) shall remain exercisable through the earlier of (a) March 30, 2008 and (b) the remainder of their original terms and all shares of restricted Common Stock shall be forfeited as of the Effective Date, and (ii) the options to purchase 8,333 shares of Common Stock (the “Accelerated 2005 Option”) that were granted to the Executive on April 15, 2005 (as part of a grant on such date of options to purchase a total of 25,000 shares of Common Stock) that are not vested as of the date of this Agreement shall immediately vest and become exercisable as of the Effective Date and remain outstanding and exercisable until December 31, 2008, notwithstanding any provisions to the contrary in any agreements and plans governing such options (the accelerated vesting provisions in this Section IIIF shall be deemed in full satisfaction of the Company’s obligations under Section 5.5(b)(iii) of the Employment Agreement and of any obligations of the Company in respect of the Accelerated 2005 Option). Any other outstanding equity awards held by the Executive as of the Effective Date will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

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G.	Outplacement Services.

With respect to the period beginning on the Effective Date and ending on April 1, 2008, the Company will reimburse the Executive for certain expenses incurred for professional transitional services with Right Management Consultants or other reputable outplacement services firm that is approved in advance by the Company. The Executive and the Company agree that the maximum aggregate amount with respect to which the Company will provide the reimbursement described in the preceding sentence shall not exceed $10,000. The Executive agrees to provide appropriate documentation for the expenses incurred and the Company agrees promptly to reimburse such expenses up to this amount, provided that such reimbursement shall be made no later than the last day of the taxable year following the taxable year during which the expense was incurred (the “Reimbursement Date”).

H.	280G Gross-Up Provision.

The Company and the Executive agree that the termination of the Executive’s employment is not in connection with a Change in Control or a change in ownership or effective control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and both parties agree to cooperate to rebut any such presumption. Exhibit C of the Employment Agreement is incorporated in full into this Agreement, and the Executive shall continue to be afforded the full benefits of such Exhibit C; provided that the reference to “this Agreement” in such Exhibit C shall be deemed to be a reference to this Agreement; and provided further that, any reimbursement pursuant to such Exhibit C shall be paid promptly when any such taxes are due but not later than the Reimbursement Date.

I.	Key Employee Retention Plan.

The distribution due to be paid to the Executive on February 12, 2008 pursuant to the Key Employee Retention Plan shall be payable in accordance with such plan and any bankruptcy court order regarding the same (including, without limitation, timing, method and form of payment (collectively, the “KERP”)), which, for the avoidance of doubt, the Company and the Executive agree shall be in the form of cash. The Executive acknowledges that, prior to the Effective Date, the Company has issued to him 5,648 shares of Common Stock, which issuance is in full satisfaction of the Company’s ongoing obligation in respect of Distribution 3 to the Executive under the KERP.

J.	Full Satisfaction

The Executive acknowledges and agrees that, except as otherwise set forth in this Agreement, the Executive is not entitled to any other compensation or benefits from the Company (including without limitation any severance or retirement compensation or benefits), and, as of and after the Effective Date, except as otherwise set forth in this Agreement, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Effective Date, including without limitation any plan that is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”); provided, that, except as expressly provided herein, nothing in this Agreement shall constitute a waiver by the

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Executive of his rights to vested benefits, if any, under any Qualified Plan or under any group health plan of the Company in respect of his services to the Company prior to the Effective Date.

K.	Release

The payments and benefits described in Sections IIIA, IIIB, IIIC and IIIF above shall be contingent on the Executive’s entering into the Release effective on or promptly after September 1, 2007 and not revoking such Release during the applicable seven-day revocation period set forth therein. If the Executive revokes such Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the Effective Date and of no further effect.

L.	Obligations Absolute

The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Effective Date or (ii) any set-off, counterclaim, recoupment, defense or other right that the Company or any of its subsidiaries or affiliates may have against the Executive or anyone else.

M.	Legal Fees

The Company agrees to promptly reimburse the Executive for the reasonable legal fees and other costs incurred by him in connection with the review and negotiation of this Agreement, in an amount not to exceed $10,000.

IV.	Consulting Services

A.        On the Effective Date and for a period of two years thereafter (the “Consulting Period”), the Company hereby retains the Executive and the Executive hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Section IV. During the Consulting Period, the Executive shall, from time to time at the request of the Company upon reasonable advance notice, engage in the specific activities, as may be requested by the Company (the “Consulting Services”), at such times and places as mutually agreed upon by the Executive and the Company; provided that the aggregate time or times that the Executive provides Consulting Services shall not exceed (i) four (4) days per each of the three-month periods occurring during the first year of the Consulting Period and (ii) two (2) days per each of the three-month periods occurring during the second year of the Consulting Period. In consideration for the Consulting Services, the Company shall pay the Executive consulting fees at a daily rate of $1,500 based upon an eight-hour day, which amount shall be payable pro-rata for any partial days or full hours worked. In addition, the Company shall reimburse the Executive for all reasonable travel and related out-of-pocket expenses incurred by the Executive in performing the Consulting Services; provided that such expenses are incurred with the prior approval of the Company, and the Executive provides the Company with an itemized invoice of the expenses incurred.

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B.        The Executive acknowledges that, during the Consulting Period, as a consultant, the Executive shall be an independent contractor and, by virtue of his being an independent contractor, shall not be eligible to actively participate in or accrue benefits under any employee benefit plan, program, policy or arrangement offered by the Company to its employees; provided, however, that, subject to the terms of this Agreement, the Executive shall continue to receive the benefits set forth in Section IIIC of this Agreement. The Company and the Executive agree that during the Consulting Period, the Executive shall be an independent contractor for purposes of all federal, state and local laws governing worker’s compensation insurance, state unemployment insurance, industrial accident, labor and taxes in connection with the Consulting Services. To the extent consistent with applicable law, the Company shall not withhold any amounts from payments to the Executive under this Section IV as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Tax or any other state or federal laws. The Executive shall be solely responsible for withholding and/or payment of any federal, state or local income taxes with respect to such payments.

C.        In performing the Consulting Services, the Executive shall have no authority to act as an agent of the company, except on authority specifically so delegated in writing, and he shall not represent contrary to any person. Although the Company may specify the results to be achieved by the Executive in connection with the Consulting Services and may control and direct him in that regard, the Company shall not control or direct the Executive as to the details or means by which such results are accomplished.

V.	Restrictive Covenants - Confidentiality; Non-Competition

A.        The Executive agrees that he will not, at any time after the Effective Date, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment or the consulting services provided under this Agreement. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. The Executive’s obligation under this Section VA shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. On or after the date of this Agreement, the Executive agrees not to remove from the premises of the Company, except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. On or promptly following the Effective Date, the Executive shall deliver to the Company all such confidential information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent the Executive from retaining (i) his papers and other materials of a personal nature,

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including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of his business expenses, (iii) information that is necessary for tax purposes, and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provision of this Section VA shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible any information or (y) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

B.        The Executive shall not, for a period of two years after the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of the Executive’s employment (“Competitive Business”); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (iii) divert, or attempt to divert, any person, concern or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section VB shall not prevent the Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity.

C.        In the event of any conflict between the provisions of this Section V and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Section V shall control, unless the Executive has expressly agreed in writing that the conflicting provision will override or amend this Section V.

D.	Enforcement

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach by the Executive of any of the provisions of Section VA and Section VB of this Agreement would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

VI.	Miscellaneous

A.        Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

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B.        Indemnification; D&O Liability Insurance. The Company agrees to indemnify and hold harmless the Executive (and advance him expenses) to the fullest extent permitted by the Company’s or any affiliate’s certificate of incorporation and/or by-laws, which, for Foamex International Inc., shall be the certificate of incorporation and by-laws in effect as of the date of the Employment Agreement (unless such documents are amended in a manner favorable to the Executive, in which case the Executive shall be afforded the benefits of such amendment), or, if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide the Executive with directors’ and officers’ liability insurance coverage with regard to matters occurring during employment or while serving as a director of the Company or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law.

C.        Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (i) in the case of the Company to Foamex International Inc., Attention: Deputy General Counsel at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and (ii) in the case of the Executive, to his then current home address as shown on the Company’s records, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgement of delivery is obtained by such service). Any notice given to Foamex International Inc. by the Executive shall be deemed to be a notice to the Company for purposes of this Agreement.

D.	Benefit of Agreement; Assignment; Beneficiary.

1.         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforced by, the Executive and his personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees and legatees.

2.         No rights or obligations of the Executive hereunder may be assigned or transferred by the Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement or other agreement with the Company or its affiliates or by will or operation of law. No rights or obligations of Foamex International Inc. or Foamex L.P under this Agreement may be assigned by either entity, without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Foamex International Inc. is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of Foamex International Inc.; provided that the assignee or transferee is the

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successor to all or substantially all of the assets of Foamex International Inc. and assumes the liabilities, obligations and duties of Foamex International Inc. and Foamex L.P. (and, to the extent applicable, their respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to Foamex International Inc.; provided however, upon any Change in Control (as defined in the Employment Agreement), if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”) references to the Company and its affiliates or subsidiaries in Section V of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. Any action taken by Foamex International Inc. under this Agreement shall be deemed to be an action by the Company.

3.         If the Executive should die while any amount, benefit or entitlement would still be payable (or due) to the Executive hereunder, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

E.        Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.

F.        Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

G.        Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

H.        Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

I.         No Mitigation. The Executive shall not be required to mitigate damages resulting from his termination of employment.

J.         Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

K.        Agreement to Take Actions; Cooperation. The Company and the Executive shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof. In addition, the Executive acknowledges that both the Company and the Executive are defendants in the matter of Thomas E. Chorman v. Foamex International Inc. et al,

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Adversary Proceeding No. 06-50824, currently pending before the United States District Court for the District of Delaware (the “Litigation”). The Executive agrees to reasonably cooperate with the Company in defending the Litigation and in the defense of any legal matter involving any matter that arose during the Executive’s employment with the Company and be available, as reasonably necessary, to assist in such defenses; provided that, any such cooperation is not adverse to his legal interests in the legal matter at issue. The Company agrees to reimburse the Executive for his out-of-pocket expenses for such cooperation including, without limitation, travel and meal expenses, and for other costs mutually agreed to by the Company and the Executive.

L.        Arbitration. Except for disputes with respect to Section V of this Agreement, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Each party will be responsible for his or its own legal fees and expenses in connection with any Covered Claim. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

M.       Section 409A. The parties agree that to the best of their knowledge the payments and benefits hereunder comply with Section 409A of the Code and its implementing regulations or guidance (“Section 409A”). To the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest, penalties or any additional tax under Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement prior to January 1, 2008 or any other applicable effective date of such regulations in order to avoid the imposition of any such interest, penalties or additional tax under Section 409A, which amendment shall be reasonably determined in good faith by the Company and the Executive.

N.        Company Statement. The Company agrees that any written statement issued by the Company, regarding the Executive’s employment with the Company and termination thereof will be consistent with Exhibit B attached hereto. The Company agrees to instruct the members of the Board and its senior executive officers not to make any oral or written statement regarding the Executive’s employment with the Company or termination thereof inconsistent with Exhibit B.

O.        Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of August 27, 2007.

/s/ Gregory J. Christian

Gregory J. Christian

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

FOAMEX L.P.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer